Exhibit 10.18

April 13, 2011

Anne Lynch

[Address]

Re: Amendment of Offer Letter for Compliance with Section 409A

Dear Anne:

This Amendment (the “Amendment”) amends the terms and conditions of the letter agreement by and between Envivio, Inc. (the “Company”) and you dated January 1, 2011 (the “Agreement”) to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

1. Section 15 of the Agreement is hereby amended by adding the following paragraph (f) into the existing Section, effective on the date hereof:

“(f) If any amounts or benefits become payable under this letter agreement on account of your separation from service, in any case where your date of termination and the date by which your release agreement must be delivered to the Company, without revocation, as such date is indicated in Section 8, fall in two separate taxable years, any payments required to be made to you that are conditioned on the release agreement and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.”

Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment and the Agreement constitute the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This Amendment may not be modified in any respect except by a writing dated and signed by the parties hereto.

If you accept the terms and conditions of this Amendment as set forth above, please sign and date this Amendment and return it to me by April 13, 2011.

Best regards,

Envivio, Inc.

By:

/s/ Julien Signes
Name:	Julien Signes
Title:	CEO
Date: April 13, 2011

Accepted and agreed:

/s/ Anne Lynch
Anne Lynch

Date: May 14, 2011